Exhibit 10.12

Lease Agreement between Small Business Investment Corporation of America, Inc. and Rhode Island & M Associates

LEASE AGREEMENT

BY AND BETWEEN

RHODE ISLAND & M ASSOCIATES

AND

SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC.

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS	1
ARTICLE II
PREMISES	2
ARTICLE III
TERM	2
ARTICLE IV
BASE RENT	3
ARTICLE V
INCREASES IN REAL ESTATE TAXES	4
ARTICLE VI
USE OF PREMISES	6
ARTICLE VII
ASSIGNMENT AND SUBLETTING	7
ARTICLE VIII
MAINTENANCE AND REPAIRS	10
ARTICLE IX
ALTERATIONS	10
ARTICLE X
SIGNS AND FURNISHINGS	12
ARTICLE XI
SECURITY DEPOSIT	12
ARTICLE XII
INSPECTION BY LANDLORD	13
ARTICLE XIII
INSURANCE	14
ARTICLE XIV
SERVICES AND UTILITIES	15
ARTICLE XV
LIABILITY OF LANDLORD	16
ARTICLE XVI
RULES AND REGULATIONS	18
ARTICLE XVII
DAMAGE OR DESTRUCTION	18
ARTICLE XVIII
CONDEMNATION	19
ARTICLE XIX
DEFAULT	20

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Page
ARTICLE XX
BANKRUPTCY	25
ARTICLE XXI
SUBORDINATION	27
ARTICLE XXII
HOLDING OVER	28
ARTICLE XXIII
COVENANTS OF LANDLORD	29
ARTICLE XXIV
GENERAL PROVISIONS	29

ADDENDUM I

EXHIBIT A — Plan Showing Premises

EXHIBIT B — Landlord’s Customary Building Standard Allowances

EXHIBIT C — Rules and Regulations

EXHIBIT D — Certificate Affirming Lease Commencement Date

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of April 3, 2003, by and between RHODE ISLAND & M ASSOCIATES, (“Landlord”), and SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC. (“Tenant”), an Oregon Corporation.

ARTICLE I

DEFINITIONS

1.1 The following terms shall have the meanings set forth below for all purposes in this Lease:

(a) Building: the building located at 1730 Rhode Island Avenue, N.W., Washington, D.C.

(b) Premises: approximately Eight Hundred Twenty-Five (825) square feet of rentable area located on the fourth (4th) floor of the Building, as more particularly designated on Exhibit A attached hereto.

(c) Lease Term: Three (3) years.

(d) Anticipated Occupancy Date: April 1, 2003.

(e) Base Rent: See Addendum I.

(f) Base Rent Annual Escalation Percentage: Four percent (4%)

(g) Real Estate Taxes Base Year: Washington, D.C. Fiscal Year 2003.

(h) Tenant’s Proportionate Share: Fifty-Two Hundredths percent (.52%).

(i) Security Deposit Amount: Two Thousand Ninety-Nine Dollars and Zero Cents ($2,099.00).

(j) Address for Notices to Tenant: 1730 Rhode Island Avenue, N.W., Suite 415, Washington, D.C. 20036.

(k) Address for Notices to Landlord: c/o Blake Real Estate, Inc., 1150 Connecticut Avenue, N.W., Suite 801, Washington, D.C. 20036.

(l) Broker(s): Blake Real Estate, Inc.

ARTICLE II

PREMISES

2.1 Landlord leases to Tenant and Tenant rents from Landlord, for the term herein provided, the Premises. Tenant will have the non-exclusive right to use the common and public areas of the Building. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms or parking areas of the Building.

2.2 Landlord shall have the right to change the location and configuration of the Premises provided that (a) Landlord shall provide Tenant with substitute space of similar nature and size elsewhere within the Building (the “Substitute Premises”), and (b) if Tenant has commenced beneficial use of the Premises, Landlord shall at Landlord’s expense (1) remove Tenant’s equipment and furniture from the Premises and reinstall them in the Substitute Premises, and (2) redecorate the Substitute Premises in a manner substantially similar to the manner in which the Premises were decorated. In addition, if Tenant has commenced beneficial use of the Premises, then Landlord shall provide Tenant not less than thirty (30) days advance written notice of the date Tenant must vacate the Premises. Within ten (10) days after Landlord submits an amendment of this Lease indicating the location and configuration of the Substitute Premises and reasonable revisions (if necessary) to the schedule specified in Exhibit B (if any), Tenant shall execute such amendment.

ARTICLE III

TERM

3.1 The Lease Term shall commence on the Lease Commencement Date, as determined pursuant to Section 3.2. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.1(c) above plus the partial month in which the Lease Commencement Date occurs. In addition, the Lease Term shall include any and all renewals and extensions of the term of this Lease.

3.2 The Lease Commencement Date shall be April 1, 2003. Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute the certificate confirming the Lease Commencement Date attached to this Lease as Exhibit D. All of the provisions of this Lease shall apply from and after the date hereof, except that Tenant shall have no obligation to pay rent with respect to any period prior to the Lease Commencement Date.

3.3 It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Occupancy Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, then Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, on account thereof.

3.4 “Lease Year” shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs.

ARTICLE IV

BASE RENT

4.1 During each Lease Year of the Lease Term, Tenant shall pay the Base Rent as shown on Addendum I, attached hereto. The Base Rent shall be due and payable in advance, on the Lease Commencement Date and on the first day of each month thereafter during each Lease Year. On the first day of the second Lease Year and on the first day of every Lease year thereafter during the Lease Term, the Base Rent shall be adjusted, on account of increases in the cost of living and in lieu of Tenant’s obligation to pay increases in operating charges (but not real estate taxes) with respect to the Building, as follows: the Base Rent in effect as of the last day of the immediately preceding Lease Year shall be increased by the product of (a) the Base Rent Annual Escalation Percentage (as defined in Section 1.1), multiplied by (b) the Base Rent so then in effect. Each adjusted rental shall remain in effect until the next adjustment pursuant to this Section. Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable for the first full calendar month of the Lease Term. If the Lease Commencement Date is a day other than the first day of a month, then the Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment of Base Rent in advance on the Lease Commencement Date.

4.2 All sums payable by Tenant under this Lease, whether or not stated to be Base Rent, additional Rent, or otherwise, shall be paid to Landlord, without notice or demand and without deduction, counterclaim or set off of any amount of for any reason whatsoever, to Landlord at c/o Blake Construction Co., Inc., 1120 Connecticut Avenue, N.W., Suite 1200, Washington, D.C. 20036. Any payment by check shall be by the check of the Tenant only and Landlord shall not be required to accept the check of any other person. Any check received by Landlord shall be deemed received on the date of receipt notwithstanding the date such check is mailed and shall be subject to collection. Tenant assumes the risk of delay or failure of delivery of the mail. If Landlord receives two (2) or more checks from Tenant which are returned by

Tenant’s bank unpaid for any reason or, if there shall exist an Event of Default, Tenant agrees that all payments thereafter shall be by either bank certified or bank cashier’s check.

ARTICLE V

INCREASES IN REAL ESTATE TAXES

5.1 For the purposes of this Article V, (a) the term “Building” shall be deemed to include the site upon which the Building is constructed (which site is sometimes referred to herein as the “Land”), and (b) the term “Real Estate Taxes Statement Year” shall mean a period of twelve (12) consecutive months commencing on January 1 of the year in which the Lease Commencement Date occurs (i.e., a calendar year), and each successive twelve (12) month period (i.e., calendar year) thereafter, unless Landlord designates a different twelve (12) month period by giving Tenant written notice of such designation (in which case appropriate adjustments will be made therefor).

5.2 (a) Tenant shall pay as additional rent Tenant’s Proportionate Share (as defined in Section 1.1) of the amount by which Real Estate Taxes (as defined below) during each Real Estate Taxes Statement Year falling entirely or partly within the Lease Term exceed a base amount (the “Real Estate Taxes Base Amount”) equal to the Real Estate Taxes incurred during the Real Estate Taxes Base Year.

(b) “Real Estate Taxes” shall mean (i) all real estate taxes, vault and/or public space rentals, rates and assessments and Business Improvement District (B.I.D.) charges (including general and special assessments, if any) which are imposed upon Landlord or assessed against the Building or the Land, (ii) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, and (iii) expenses (including, without limitation, attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful.

(c) Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each Real Estate Taxes Statement Year would exceed the Real Estate Taxes Base Amount. At the beginning of the Lease Term and at the beginning of each Real Estate Taxes Statement Year thereafter, Landlord may but shall not be obligated to submit a statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the next succeeding statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.3). From time to time during any Real Estate Taxes Statement Year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate.

(d) Within approximately one hundred twenty (120) days after the end of each Real Estate Taxes Statement Year, Landlord shall submit a statement showing (1) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding Real Estate Taxes Statement Year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments during such year. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next estimated payment(s) pursuant to this Section. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as additional rent.

5.3 If the Lease Term commences or expires on a day other than the first day or the last day of a Real Estate Taxes Statement Year, respectively, then Tenant’s liabilities pursuant to this Article for such Real Estate Taxes Statement Year shall be apportioned by multiplying the amount of Tenant’s Proportionate Share thereof for the full Real Estate Taxes Statement Year by a fraction, the numerator of which is the number of days during such Real Estate Taxes Statement Year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use and occupy the Premises solely for general office purposes compatible with first class office buildings in the Washington, D.C. business district and for no other use or purpose without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion. Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will violate the certificate of occupancy for the Premises and/or the Building or that will constitute waste, nuisance or annoyance to Landlord or other tenants or users of the Building. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act of 1990 (and the regulations promulgated thereunder), as the same may be amended from time to time), ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, and furnishings and improvements therein. If any such Law present or future law, ordinance, regulation or order requires an occupancy or use permit or license for the Premises or the operation of any business conducted therein, Tenant shall obtain and keep current such permit or license at Tenant’s own expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.

6.2 Tenant shall pay before delinquency any business, rent or other taxes that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, then Tenant shall pay as additional rent due hereunder the amount of any and all such taxes.

6.3 Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Building; provided, however, that Tenant may use and store reasonable quantities of such materials as may be reasonably necessary for Tenant to conduct normal business operations in the Premises. Hazardous Materials shall mean (a) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) “toxic substances,” as defined by the Toxic Substances Control Act, as amended from time to time, (d) “hazardous materials,” as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, (f) chloroflurocarbons, and (g) any substance whose presence could be detrimental to the Building or hazardous to health or the environment. Notwithstanding any termination of this Lease, Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Tenant or any Invitee ( as defined in Section 8.1 herein) in or about the Building, whether before or after Lease Commencement Date.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to occupy the Premises, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion. No assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. The consent by Landlord to any assignment, subletting or occupancy shall not be construed as a waiver or release of Tenant from liability for the performance of any covenant or obligation to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment, subletting or occupancy shall not be construed as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment, subletting or occupancy. For any period during which Tenant is in default hereunder, Tenant hereby assigns to Landlord the rent due from any assignee, subtenant or occupant of Tenant and hereby authorizes each such assignee, subtenant or occupant to pay said rent directly to Landlord. Tenant shall pay to Landlord an administrative fee equal to five hundred dollars ($500) plus all other expenses (including attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, occupancy or mortgage.

7.2 If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of Section 7.1. If Tenant is a corporation, then any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer of a controlling interest of the capital stock of Tenant, shall be deemed a voluntary assignment of this Lease.

7.3 If at any time during the Lease Term Tenant desires to assign, sublet or otherwise transfer or encumber all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give notice to Landlord in writing (“Tenant’s Request Notice”) of: the identity of the proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease Commencement Date”); and the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet Space”). Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee, subtenant or other party and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

7.4 Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Proposed Sublet Space, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata. The cost of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Tenant to Landlord as additional rent hereunder. If the Proposed Sublet Space constitutes the entire Premises and Landlord elects to terminate this Lease, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

7.5 If any sublease, assignment or other transfer (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess or other premium applicable to the sublease, assignment or other transfer, which amount shall be paid by Tenant to Landlord as additional rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant. Acceptance by Landlord of any payments due under this Article shall not be deemed to constitute approval by Landlord of any sublease, assignment or other transfer, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall, at Landlord’s option, be effected on forms supplied or approved by Landlord. Tenant shall deliver to Landlord a fully executed copy of each agreement evidencing a sublease, assignment or other transfer within ten (10) days after Tenant’s execution thereof.

7.6 All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such persons to comply with such restrictions and obligations.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in first class condition and repair, in a safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall give Landlord prompt notice of any defects or damage to the structure of, or equipment or fixtures in, the Building and the Premises. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than their order and condition on the Lease Commencement Date, ordinary wear and tear excepted. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively, “Invitees”) or Tenant, shall be repaired by and at Tenant’s expense, except that Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith.

ARTICLE IX

ALTERATIONS

9.1 Tenant shall accept the Premises in their “as-is” condition as of the Lease Commencement Date. Landlord is under no obligation to make any structural or other alterations, decorations, additions, improvements or other changes (collectively, “Alterations”) in or to the Premises. Notwithstanding the above, Landlord shall, at Landlord’s expense, repaint the Premises, using Building Standard paint, as specified in Exhibit B, in addition Landlord shall at Landlord’s expense shampoo the existing carpet. Any additional Alterations made in or to the Premises shall be performed at Tenant’s expense according to the provisions of this Article IX.

9.2 Tenant will not make or permit anyone to make any Alterations in or to the Premises or the Building, without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion.

Any Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor and in accordance with plans and specifications approved in writing by Landlord; (d) in accordance with all Laws applicable legal requirements and the requirements of any insurance company insuring the Building or any portion thereof; (e) after having obtained any required consent of the holder of any Mortgage (as defined in Section 21.1); (f) after Tenant has obtained public liability and worker’s compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alteration; and (g) after Tenant has obtained and delivered to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers for all work, labor and services to be performed and materials to be furnished in connection with Alterations. If, notwithstanding the foregoing, any mechanics’ or materialmen’s lien (or a petition to establish such lien) is filed against the Premises, any equipment within the Premises, and/or the Building, for work claimed to have been done for, or materials claimed to have been furnished to, the Premises, such lien shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any mechanics’ or materialmen’s liens which may be filed in connection therewith. All Alterations (including, without limitation, those involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building) shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense. If Landlord elects not to so perform such work, then Landlord shall be paid a construction supervision fee equal to seven and one-half percent (7.5%) of the cost of such work.

9.3 If any Alterations are made without the prior written consent of Landlord, Landlord shall have the right at Tenant’s expense to remove and correct such Alterations and restore the Premises and the Building to their condition immediately prior thereto, or to require Tenant to do the same. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and Tenant shall remove all Alterations in the Premises or the Building which Landlord designates in writing for removal. Landlord shall have the right at Tenant’s expense to repair all damage and injury to the Premises or the Building caused by such removal or to require Tenant to do the same. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises such furniture, furnishings and equipment and any Alteration which Landlord designates in writing for removal or to require Tenant to do the same.

ARTICLE X

SIGNS AND FURNISHINGS

10.1 Landlord will: (a) at Landlord’s cost, will list Tenant’s name in the Building directory and install on one suite entry door Building standard lettering depicting the designated suite number of the Premises; and (b) at Tenant’s cost, install on one suite entry door Building standard lettering depicting Tenant’s trade name. No other sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the interior of the Building (including Tenant’s windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed, Landlord shall have the right to remove the same at Tenant’s expense or to require Tenant to do the same. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

ARTICLE XI

SECURITY DEPOSIT

11.1 Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount (as defined in Section 1.1) as a security deposit which shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations, or any default by Tenant, under this Lease. If there shall be any default under this Lease by Tenant, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Base Rent, additional rent or any other sum as to which Tenant is in default, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of Tenant’s default (including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises). If any portion of the security deposit is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant’s failure to do so shall constitute an Event of Default under this Lease.

11.2 If Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit.

11.3 Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit.

ARTICLE XII

INSPECTION BY LANDLORD

12.1 Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises without charge therefor and without diminution of the rent payable by Tenant in order to examine, inspect and protect the Premises and the Building, to make such alterations and/or repairs as in the sole and absolute judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants, lenders, purchasers and others. In connection with any such entry, Landlord shall endeavor to minimize the disruption to Tenant’s normal business operations in the Premises.

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of fire insurance or other insurance on the Building. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

13.2 (a) Throughout the Lease Term, Tenant shall obtain and maintain (i) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant pursuant to Section 15.2, premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (ii) business interruption insurance, (iii) all-risk property insurance, (iv) comprehensive automobile liability insurance (covering automobiles owned by Tenant), (v) worker’s compensation insurance, and (vi) employer’s liability insurance. Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than Two Million Dollars ($2,000,000) combined single limit per occurrence with a Four Million Dollars ($4,000,000) annual aggregate. Such business interruption insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than double the Base Rent then in effect during any Lease Year. Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit B (except for the Building Standard Allowances to the extent the same were originally incorporated into the Premises), all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each policy.

(b) All such insurance shall: (i) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A:XI from Best’s Insurance Guide; (ii) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss, and provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents, employees, and representatives, in connection with any loss or damage covered by such policy; (iii) be acceptable in form and content to Landlord; (iv) be primary and non-contributory; and (v) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty

(30) days’ prior written notice (by certified or registered mail, return receipt requested) of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance. Tenant shall deliver a certificate of all such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 So long as Tenant is not in default under this Lease: (a) Landlord will furnish to the Premises air-conditioning and heating during the seasons they are required in Landlord’s reasonable judgment; and (b) Landlord will provide janitorial service on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding legal public holidays), electricity sufficient for lighting purposes and normal office use only, water, elevator service, and exterior window-cleaning service. The normal hours of operation of the Building will be 8:00 a.m. to 6:00 p.m. on Monday through Friday (excluding legal public holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (excluding legal public holidays) and such other hours, if any, as Landlord from time to time determines. If Tenant requires air-conditioning or heat beyond the normal hours of operation, then Landlord will furnish the same, provided Tenant gives Landlord sufficient advance written notice of such requirement. Tenant shall pay for such extra service in accordance with Landlord’s then current schedule.

14.2 Landlord may install checkmeters to electrical circuits serving Tenant’s equipment to verify that Tenant is not consuming excessive electricity. If such checkmeters indicate that Tenant’s electricity consumption is excessive, then Landlord may install at Tenant’s expense submeters to ascertain Tenant’s actual electricity consumption, and Tenant shall thereafter pay for such consumption directly to Landlord. Tenant’s electricity consumption shall be deemed excessive if the electricity consumption in the Premises per square foot of rentable area (including, without limitation, electricity consumed in connection with outlets, lighting and HVAC use) exceeds five (5.0) watts per square foot.

14.3 Tenant shall reimburse Landlord for the cost of any excess water usage in the Premises. Excess water usage shall mean the excess of the estimated water usage in the Premises (per square foot of rentable area) during any billing period over the average water usage (per square foot of rentable area) during the same period for the entire Building, as calculated by Landlord.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Landlord, its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss, or claim (including claims for the interruption of or loss to Tenant’s business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including but not limited to the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or entity) of the heating, cooling, electrical, sewerage, or plumbing equipment or apparatus; termination of this Lease by reason of the destruction of the Premises or the Building; failure or inability to furnish any service specified in this Lease; any fire, robbery, theft, vandalism, mysterious disappearance and/or any other casualty; actions of any other tenants of the Building or of any other person or entity; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Invitee in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. If any employee of Landlord receives any package or article delivered for Tenant, then such employee shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or damage to personal property caused by the gross negligence or willful misconduct of Landlord or its employees to the extent such injury or damage is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any consequential damages.

15.2 Tenant shall reimburse Landlord for (as additional rent), and shall indemnify, defend upon request and hold Landlord, its employees and agents harmless from and against, all costs, damages, claims, liabilities and expenses (including attorneys’ fees), losses and court costs suffered by or claimed against Landlord, directly or indirectly, based on or arising out of, in whole or in part, (i) use and occupancy of the Premises or the business conducted therein, (ii) any act or omission of Tenant or any Invitee, (iii) any breach or default in the performance or observance of Tenant’s covenants or obligations under this Lease, or (iv) any entry by Tenant or any Invitee upon the Land prior to the Lease Commencement Date.

15.3 If any landlord hereunder transfers the Building or such landlord’s interest therein, said landlord shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such transfer. Within five (5) days after request, Tenant shall attorn to such transferee and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment.

15.4 Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sums payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord. If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Landlord in the Building. No other asset of Landlord, any partner, director, trustee, or officer of Landlord (collectively, “officer”) or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any officer or any other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any officer.

ARTICLE XVI

RULES AND REGULATIONS

16.1 Tenant and Invitees shall at all times abide by and observe the rules and regulations attached hereto as Exhibit C and incorporated by reference herein. In addition, Tenant and Invitees shall abide by and observe all rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the Building. All rules and regulations promulgated by Landlord after the date of this Lease shall be effective upon notice thereof from Landlord to Tenant. All such rules and regulations shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules or regulations by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building is totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage; provided, however, that if in Landlord’s sole judgment such repairs and restoration cannot be completed within one hundred twenty (120) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within sixty (60)

days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to the immediately preceding sentence, then rent shall be apportioned and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for those portions of the Premises that Tenant is able to use while such repair and restoration are being made; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. If this Lease is not terminated as a result of such damage or destruction, then Landlord shall bear the costs and expenses of such repair and restoration of the Premises and the Building; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall pay to Landlord the amount by which such costs and expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction; and provided further, however, that Landlord shall not be required to repair or restore any of the original tenant improvements installed pursuant to Exhibit B (except for the Building Standard Allowances to the extent the same were originally incorporated into the Premises), any Alterations or any other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything above to the contrary, Landlord shall have the right to terminate this Lease in the event (a) Landlord’s insurance is insufficient to pay the full cost of such repair and restoration, (b) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (c) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (d) the damage to the Building exceeds twenty-five percent (25%) of the replacement value of the Building.

ARTICLE XVIII

CONDEMNATION

18.1 If one-third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking or condemnation), then this Lease shall terminate on the date title thereto vests in such governmental or quasi-governmental authority, and all rent payable hereunder shall be apportioned as of such date. If less than one-third of the Premises, or the use or occupancy thereof, is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking or condemnation), then this Lease shall continue in full force and effect as to the portion of the Premises not so taken or condemned, except that as of the date title vests in the governmental or quasi-governmental authority Tenant shall not be required to pay rent with respect to the portion of the Premises taken or condemned. Notwithstanding anything to the contrary contained herein, if twenty-five percent (25%) or more of the Building is taken, condemned, or sold under threat of such a taking or condemnation, then, whether or not any portion of the Premises is so taken or condemned, Landlord shall have the right, in Landlord’s sole discretion, to terminate this Lease as of the date title vests in the governmental or quasi-governmental authority.

18.2 All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking or condemnation) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired Lease Term, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for relocation expenses and the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE XIX

DEFAULT

19.1 An “Event of Default” is: (a) Tenant’s failure to make when due any payment of Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after the due date without any notice or demand being required; (b) Tenant’s failure to perform or observe any other covenant or condition of this Lease, which failure shall continue for a period of ten (10) days after Landlord gives Tenant written notice thereof; (c) Tenant’s failure to continuously occupy the Premises; (d) an Event of Bankruptcy as specified in Article XX; (e) a dissolution or liquidation of Tenant; or (f) Tenant’s failure to timely restore the security deposit in accordance with Section 11.1.

19.2 If there shall be an Event of Default, including without limitation an Event of Default prior to the Lease Commencement Date, then the provisions of this Section shall apply, and Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to re-enter the Premises or terminate this Lease being hereby expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under applicable laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant’s liability for all Base Rent, additional rent and other sums accrued through the later of termination or Landlord’s recovery of possession. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or any failure by Landlord to collect any rent due upon such reletting. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for any Base Rent, additional rent, damages or other sum which may be due or sustained prior to such default, and all costs, fees and expenses (including, but not limited to, attorneys’ fees, brokerage fees, expenses incurred in placing the Premises in first-class rentable condition, advertising expenses, and any concessions given to any successor tenant such as a rental abatement or an improvements allowance) incurred by Landlord in pursuit of its remedies hereunder and in recovering possession of the Premises and renting the Premises to others from time to time. Tenant shall also be liable for additional damages which at Landlord’s election shall be either:

(a) An amount equal to the Base Rent and additional rent which would have become due during the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default. Separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event Tenant hereby agrees that such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein). OR

(b) An amount equal to the difference between (i) all Base Rent, additional rent and other sums which would be due and payable under this Lease as of the date of Tenant’s default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including attorneys’ fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises) as determined by Landlord in its sole discretion, which difference shall be discounted at the rate of seven percent (7%) per annum, and which resulting amount shall be payable to Landlord in a lump sum on demand. Upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment. Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred.

Tenant shall pay all expenses (including attorneys’ fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. Whether or not Tenant is in default under the terms of this Lease, Landlord reserves the right to redecorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy during the last one hundred eighty (180) days of the Lease Term, provided Tenant has vacated the Premises prior to the date Landlord commences such work. Landlord’s exercise of its rights under the immediately preceding sentence shall in no way relieve Tenant of its obligation to pay all Base Rent, additional rent and other charges due under this Lease through the last day of the Lease Term. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease.

19.3 All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default by Tenant unless such waiver expressly is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at a rate (the “Default Rate”) equal to the greater of eighteen percent (18%) per annum or the rate per annum which is five (5) whole percentage points higher than the prime rate published in the Money Rates section of the Wall Street Journal, from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute additional rent due hereunder; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law.

19.6 If Tenant fails to make any payment of Base Rent, additional rent or any other sum on or before the date such payment is due and payable (without regard to any grace period specified in Section 19.1), then Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand.

19.7 As security for the performance of Tenant’s obligations, Tenant grants to Landlord a lien upon and a security interest in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, fixtures, equipment, licenses, permits and all other tangible and intangible property, assets and accounts, and all additions, modifications, products and proceeds thereof, including, without limitation, such tangible property which has been used at the Premises, purchased for use at the Premises, located at any time in the Premises or used or to be used in connection with the business conducted or to be conducted in the Premises, whether or not the same may thereafter be removed from the Premises, and including, without limitation, all stock and partnership interests now or hereafter owned by Tenant, legally or beneficially, in any entity which manages, owns or operates the business to be conducted in or upon the Premises. Such lien shall be in addition to all rights of distraint available under applicable law. Within five (5) days after request, Tenant shall execute, acknowledge and deliver to Landlord a financing statement and any other document evidencing or establishing such lien and security interest which may be requested by Landlord. During the Lease Term, Tenant shall not sell, transfer or remove from the Premises any of the aforementioned tangible property without Landlord’s prior written consent, unless the same shall be promptly replaced with similar items of comparable value. In order to further assure Tenant’s performance of its obligations under this Lease, Tenant covenants that during the Lease Term, it will not convey or otherwise transfer its assets or permit its assets to be encumbered to the extent that any such conveyance, transfer or encumbrance would materially and adversely affect the net worth of Tenant.

19.8 Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided.

19.9 If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. At any time upon not less than five (5) days’ prior written notice, Tenant shall submit such information concerning the financial condition of Tenant, any Guarantor and any General Partner as Landlord may request. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete.

ARTICLE XX

BANKRUPTCY

20.1 An “Event of Bankruptcy” is: (a) Tenant’s, a Guarantor’s or any general partner (a “General Partner”) of Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of Tenant, a Guarantor or a General Partner, or the institution of a foreclosure or attachment action upon any property of Tenant, a Guarantor or a General Partner; (c) filing of a voluntary petition by Tenant, a Guarantor or a General Partner under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant, a Guarantor or a General Partner as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (e) Tenant’s, a Guarantor’s or a General Partner’s making or consenting to an assignment for the benefit of creditors or a composition of creditors.

20.2 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assign this Lease pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Tenant as debtor in possession or Tenant’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that the following minimum criteria be met: (1) Tenant’s gross receipts in the ordinary course of business during the thirty (30) days preceding the Case must be greater than ten (10) times the next monthly installment of Base Rent and additional rent due; (2) Both the average and median of Tenant’s monthly gross receipts in the ordinary course of business during the seven (7) months preceding the Case must be greater than the next monthly installment of Base Rent and additional rent due; (3) Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants of the Building; (7) Trustee must pay at the time the next monthly installment of Base Rent is due, in addition to such installment, an amount equal to the monthly installments of Base Rent, and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (9) All assurances of future performance specified in the Bankruptcy Code must be provided.

ARTICLE XXI

SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Building (collectively, “Mortgages”), to all funds and all indebtedness intended to be secured by such Mortgages, and to all and any renewals, extensions, modifications, recastings or refinancings thereof. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required consents or approvals of the holders of superior Mortgages, if any) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant agrees to execute all documents required by such holder in confirmation thereof.

21.2 In confirmation of the foregoing subordination, Tenant shall, at Landlord’s request, promptly execute any requisite or appropriate certificate or other document. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or other document for or on behalf of Tenant. If the Building or Landlord’s interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure, and this Lease is not extinguished upon such sale or by the purchaser following such sale, then, at the request of such purchaser, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed or in the event of any such sale. Tenant agrees that upon such attornment, such purchaser shall not be (a) bound by any payment of Base Rent, or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease but only to the extent such prepayments have been delivered to such purchaser, (b) bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building or Landlord’s interest therein. Within five (5) days after request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming its attornment.

21.3 If any lender providing construction or permanent financing or any refinancing for the Building requires, as a condition of such financing or refinancing, that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within five (5) days after Tenant’s receipt thereof.

ARTICLE XXII

HOLDING OVER

22.1. Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises because Landlord will require an extensive period to locate a replacement tenant and because Landlord plans its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant or any assignee, subtenant or licensee of Tenant shall not immediately surrender the Premises, or any part thereof, on the date of the expiration or earlier termination of the Lease Term, then (a) Tenant shall automatically forfeit all rights to the security deposit held by Landlord pursuant to this Lease, and (b) the rent payable by Tenant hereunder shall be increased to equal the greater of (i) fair market rent for the entire Premises, or (ii) double the Base Rent, additional rent and other sums that were payable pursuant to the terms of this Lease during the last twelve (12) months prior to such holdover period. Such rent shall be computed by Landlord on a monthly basis and shall be payable by Tenant on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Landlord’s acceptance of such rent from Tenant shall not in any manner impair or adversely affect Landlord’s other rights and remedies here-under, including, but not limited to Landlord’s right to evict Tenant from the Premises and Landlord’s right to recover damages pursuant to this Lease and such other damages as are available to Landlord at law or in equity (including but not limited to any and all damage caused by such holdover).

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to make this Lease for the Lease Term, and that if Tenant shall pay all rent when due and punctually perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the Lease Term, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord, subject, however, to the provisions of this Lease.

23.2 Landlord hereby reserves to itself and its successors and assigns the following rights: (i) to change the street address and/or name of the Building; (ii) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building; (iii) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the Premises; (iv) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building not inconsistent with Tenant’s permitted use of the Premises; (v) the exclusive right to use and/or lease the roof areas, and the sidewalks and other exterior areas; (vi) the right to resubdivide the Building, to combine the Building with other lands, and to sell all or a portion of the Building; (vii) to relocate any parking area designated for Tenant’s use; and (viii) to construct improvements on the Land and in the public and common areas of the Building. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or of Tenant’s use or occupancy of the Premises.

ARTICLE XXIV

GENERAL PROVISIONS

24.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

24.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

24.3 Landlord and Tenant each warrants to the other that neither of them has employed or dealt with any broker, agent or finder, other than the Broker(s) in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Broker(s).

24.4 From time to time, upon not less than five (5) days prior written notice, Tenant and each subtenant, assignee, licensee, concessionaire or occupant of Tenant shall execute, acknowledge before a notary public, and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) the address to which notices to Tenant are to be sent; (v) that this Lease is subject and subordinate to all Mortgages encumbering the Building; (vi) that Tenant has accepted the Premises and that all work thereto has been completed by Landlord (or if such work has not been completed, specifying the incomplete work); (vii) the Lease Commencement Date and the date the initial term of this Lease will expire; and (viii) such other matters as Landlord may request. Any such statement delivered by Tenant may be relied upon by any owner of the Building, any prospective purchaser of the Building, any holder or prospective holder of a Mortgage, any prospective assignee any of such holder or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by the Building. Tenant shall be liable for all such damages, and failure to timely provide Landlord with such statements shall specifically constitute an Event of Default entitling Landlord to pursue all rights and remedies available pursuant to Article XIX.

24.5 LANDLORD, TENANT, GUARANTORS AND GENERAL PARTNERS EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. LANDLORD, TENANT, GUARANTORS AND GENERAL PARTNERS EACH WAIVE ANY OBJECTION TO THE VENUE OF ANY ACTION FILED BY EITHER PARTY IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND EACH PARTY FURTHER WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION FILED BY ANY PARTY IN ANY SUCH COURT TO ANY OTHER COURT.

24.6 All notices or other communications required hereunder shall be in writing and shall be deemed duly given when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight service, or on the second (2nd) day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the addresses of Landlord and Tenant set forth in Section 1.1, provided that after the Lease Commencement Date, all notices to Tenant may, at Landlord’s option, be sent to the Premises. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant that a copy of each notice to Landlord shall be sent to such holder at a specified address, then no notice to Landlord shall be considered duly given unless such copy is simultaneously given in accordance with this Section to such holder.

24.7 Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

24.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural shall be substituted for another number, in any place in which the context may require.

24.9 The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

24.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

24.11 This Lease shall be governed by, and construed in accordance with, the laws of the jurisdiction in which the Building is located.

24.12 Headings are used herein for convenience and shall not be considered when construing this Lease.

24.13 The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. THIS LEASE SHALL BECOME EFFECTIVE AND BINDING ONLY UPON EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.

24.14 Time is of the essence with respect to each of Tenant’s obligations under this Lease.

24.15 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

24.16 This Lease shall not be recorded, except that upon the request of Landlord, Tenant shall execute, in recordable form, a short-form memorandum of this Lease. Such memorandum may be recorded at Landlord’s expense in the land records of the jurisdiction in which the Building is located.

24.17 Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for the Building without Tenant’s consent, provided such changes or modifications do not materially and adversely change the character of the Building.

24.18 The deletion of any printed, typed or other portion of this Lease shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

24.19 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant no later than the later of (a) ten (10) days after the date Landlord notifies Tenant of the amount of such additional rent, sum, cost, expense, damage or liability, or (b) the first day of the first calendar month following the date Landlord so notifies Tenant.

24.20 Any liability of Tenant to Landlord existing hereunder as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

24.21 If Landlord is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s reasonable control (whether similar or dissimilar to the foregoing), then the time for performance of the affected obligation(s) by Landlord shall be excused for the period of the delay and extended for a period equivalent to the period of such delay, interruption or prevention.

24.22 At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building or the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

24.23 The person executing and delivering this Lease on Tenant’s behalf represents and warrants that he or she is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the building is located, is in good standing under the laws of the state of its organization and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant to enter into this Lease has been duly taken.

24.24 This Lease shall be executed under seal and the law of sealed instruments shall apply.

24.25 Tenant upon receipt of written request of Landlord, shall provide Landlord with a then current financial statement prepared by an independent certified public accountant in accordance with generally accepted accounting principles.

IN WITNESS WHEREOF, Landlord has caused this Lease to be signed in its name by one of its General Partners, under seal, and Tenant has caused the Lease to be signed in its corporate name by its [Vice] President, attested by its Secretary, its corporate seal to be hereunto affixed and does hereby constitute and appoint Joyce L. Brown its true and lawful attorney-in-fact for it and in its name to acknowledge and deliver these presents as the act and deed of said corporation, all on the day and year first hereinabove written.

WITNESS:	LANDLORD: RHODE ISLAND & M ASSOCIATES

/s/ STEPHEN LUSTGARTEN	By:	/s/ DAVID BENDER[Seal]

General Partner

ATTEST:	TENANT: SMALL BUSINESS CORPORATION OF AMERICA, INC.

/s/ GARY L. ARABAK	By:	/s/ JOYCE L. BROWN[SEAL]
[Vice President]

ADDENDUM I

The Base Rent to be paid for the Premises will be paid in accordance with Article IV of this Lease is as follows:

Period	Monthly Rent
April 1, 2003-March 31, 2004	$2,099.49
April 1, 2004-March 31, 2005	$2,193.89
April 1, 2005-March 31, 2006	$2,292.62

Said schedule specifically excludes the escalation as provided for in Section 1.1(g), Section 1.1(h) and Article V which shall be payable monthly pursuant to Article V.

AGREED AND ACCEPTED BY:

David Bender	4/3/03
RHODE ISLAND & M ASSOCIATES	DATE

Joyce L. Brown	4/1/03
SMALL BUSINESS COPORATION OF AMERICA, INC.	DATE

1

EXHIBIT A

PLAN SHOWING PREMISES

[to be attached]

A-1

EXHIBIT B

LANDLORD’S CUSTOMARY BUILDING STANDARD ALLOWANCES

The items listed below (the “Building Standard Allowances”) are based upon building standard materials and specifications and represent the work and materials customarily provided by Landlord as initial preparation of a premises for a tenant’s occupancy. Such items are included in this Lease for reference purposes only, and in no event shall this paragraph be construed to mean that Landlord is obligated to provide any of the following items to Tenant.

PARTITIONING:	Interior partitions shall be constructed of 2 1/2” steel studs and 1/2” of gypsum wallboard with no visible joints, running from floor to ceiling. Tenant partitioning allowance is one (1) linear foot of interior partitioning per twelve (12) square feet of leased space. Demising partitions shall be constructed from slab to slab with sound insulation.

PAINTING:	Paint color shall be selected by Tenant from Landlord’s samples. Walls shall be painted with two (2) coats of flat finish paint; doors and frames to be painted with semi-gloss paint. Tenant may select up to four (4) different colors with a maximum of one (1) color break per room.

SUITE ENTRY DOOR:	The exterior suite entry door shall be a 3’0” by 8’0” solid core door with African Mahogany veneer, in a hollow metal frame, with chrome finish lever lockset and closer. The height of the door may be adjusted if a physical impediment precludes the installation of an 8’0” door.

INTERIOR DOOR:	Interior doors shall be paint grade 3’0” by 8’0” solid-core doors with chrome finish cylindrical latchsets. Allowance is one (1) interior door for each 300 rentable square feet of Leased Space. The height of the door may be adjusted if a physical impediment precludes the installation of an 8’0” door.

CEILING:	The building standard ceiling shall consist of mineral fissured 2’ x 2’ acoustical ceiling tile installed in a fineline suspension system. The finished ceiling height shall be approximately 8’4” to 8’6”.

TELEPHONE AND ELECTRICAL OUTLETS:	Allowance is one (1) telephone outlet per two hundred (200) net square feet of Leased Space and one (1) duplex (120 volt) electrical outlet per one hundred fifty (150) square feet of Leased Space. All telephone and electrical outlets shall be located in the walls. Special electrical outlets and floor power and floor telephone outlets are excluded.

SWITCHES:	Allowance is one (1) wall switch for each three hundred (300) square feet of Leased Space.

FLOOR COVERING:	Tenant shall select from Landlord’s samples; Building Standard carpeting and/or Building Standard vinyl composition tile to be installed in areas specified by Tenant.

LIGHTING:	Landlord shall provide recessed 2’0” x 4’0” fluorescent lighting fixtures designed to produce 65 foot candles of light at desk tops throughout the suite.

WINDOW COVERINGS:	Landlord shall install thinline horizontal venetian blinds on all exterior windows.

HEATING AND AIR CONDITIONING:	Landlord will provide Building Standard heating and cooling, ductwork and distribution apparatus based upon the Tenant’s partitioning plan as defined in Tenant’s final plans. The system will be designed to be capable of maintaining (within tolerance) normal cooling and heating conditions throughout the year.

Any additional heating/air conditioning and/or mechanical work made necessary due to special occupancy or heat loads such as conference rooms, special lighting, computer rooms, etc. shall be provided by Landlord, at Tenant’s expense, and shall be considered non-Building Standard work.

BASE:	Landlord shall provide 4” black vinyl base.

DESIGN SERVICES:	Tenant’s preliminary space plan and one (1) revision shall be provided by Landlord’s space planner at the Landlord’s expense. Landlord shall also provide the necessary architectural, mechanical, and electrical plans and specifications for the Building Standard construction. All design costs relating to the construction and specification of Above Building Standard items shall be the responsibility of the Tenant.

ALLOWANCE:	These specifications and allowances are maximum limits to be provided at no cost to the Tenant. There shall be no credits for unused allowances of Building Standard items.

EXHIBIT C

RULES AND REGULATIONS

This Exhibit is attached to and made a part of that certain Lease Agreement dated as of April 3, 2003, (the “Lease”), by and between RHODE ISLAND & M ASSOCIATES (“Landlord”), and SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC. (“Tenant”).

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

A.	ALL TENANTS.

The following rules shall be applicable to all tenants of the Building:

1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building.

2. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building.

3. Tenant shall not place any showcase, mat or other article in any part of the exterior of the Premises.

4. Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including, without limitation, coffee grounds). All damages from misuse of fixtures shall be borne by the tenant causing same.

5. Tenant shall not construct, maintain, use or operate within the Premises any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system, without Landlord’s prior written consent. Tenant shall not construct, maintain, use or operate any such device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises.

6. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except seeing-eye or hearing-ear dogs for handicapped persons visiting the Premises.

7. Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not install any microwave oven or coffee machine in the Premises without Landlord’s prior written approval of such equipment and its location within the Premises. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the premises.

8. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building.

9. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant.

10. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy, restore to Landlord all keys of the Premises, stores, offices, storage and toilet rooms either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof. At Landlord’s request, a charge of three dollars ($3.00) per key shall be paid for all keys in excess of two (2) for each public entrance door to the Premises. Tenant’s key system shall be consistent with that for the rest of the Building.

11. Tenant shall not install or operate in the Premises any electrically operated equipment or machinery without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment of machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Ten ant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

12. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register.

13. Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.

14. Tenant, before closing and leaving the Premises at any time, shall see that all windows are closed and all lights and equipment are turned off, including, without limitation, coffee machines.

15. Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent.

16. Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

17. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.

18. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building, shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.

19. Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises.

20. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose.

21. Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.

22. Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons approved by Landlord.

23. Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord.

24. Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

25. Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.

26. Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices.

27. Tenant shall not mark, paint or in any manner deface any part of the Premises or the Building. No stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sound deadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials.

28. Should Tenant’s use and occupancy of the Premises require the installation of supplemental cooling, and should the Building contain a closed loop, Tenant agrees that its supplemental cooling requirements will be serviced by tapping into the Building’s closed loop. Tenant shall be responsible for the cost of connecting into the loop and agrees to pay to Landlord as additional rent the monthly tap fee in accordance with Landlord’s then-current rate schedule. Should the Building not contain a closed loop, Tenant agrees to be responsible for fees associated with placing equipment on the roof of the Building.

29. Each Tenant shall handle its newspapers and “office paper” in the manner required by the District of Columbia Recycling Act (as the same may be amended from time to time) and shall conform with any recycling plan instituted by Landlord.

30. Tenant shall not bring or keep, or permit to be brought or kept, in the Building any flammable, combustible or explosive fluid, chemical or substance.

31. Tenant shall comply with all workplace smoking laws and regulations. There shall be no smoking in bathrooms, elevator lobbies, elevators, and other common areas.

32. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule.

EXHIBIT D

CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE

This Certificate is being provided pursuant to that certain Lease Agreement dated as of April 3, 2003, (the “Lease”) by and between RHODE ISLAND & M ASSOCIATES (“Landlord”) and SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC. (“Tenant”).

The parties to the Lease desire to confirm the following:

1.	The Lease Commencement Date is: April 1, 2003.

2.	The initial term of the Lease shall expire on: March 31, 2006.

Attached to this Certificate is evidence of payment of premiums for all insurance required pursuant to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate under seal on April 3, 2003.

LANDLORD: RHODE ISLAND & M ASSOCIATES

WITNESS:	By:	/s/ David Bender [Seal]
/s/ Stephen Lustgarten
TENANT: SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC.

an Oregon corporation

ATTEST:
/s/ Gary L. Arabak	By: /s/ Joyce L. Brown [Seal]
[Vice President]